Exhibit 99.1

FINANCIAL STATEMENTS

UNEV Pipeline, LLC

Six Months Ended June 30, 2012

UNEV Pipeline, LLC

Financial Statements

Six Months Ended June 30, 2012

Contents

Financial Statements (unaudited)

UNEV Pipeline, LLC

Balance Sheets

(In Thousands)

	June 30, 2012 (Unaudited)	December 31, 2011
Cash and cash equivalents	$—	$3,100
Restricted cash	1,000	1,000
Receivable from affiliates	4,719	4,080
Other current assets	43	85

Total current assets	5,762	8,265

Properties and equipment, net	403,452	401,287

Total assets	$409,214	$409,552

Accounts payable	$3,032	$12,268
Payable to affiliates	597	1,274
Deferred Revenue	2,534	—

Total current liabilities	6,163	13,542

Partners’ Capital	403,051	396,010

Total liabilities & partners’ capital	$409,214	$409,552

See accompanying notes.

UNEV Pipeline, LLC

Statements of Operations

(Unaudited)

(In Thousands)

	Six Months Ended June 30,
	2012	2011
Revenues:
Transportation revenue from affliates	$7,792	$—
Other revenue	21	2

	7,813	2
Expenses:
Operating (exclusive of depreciation)	5,648	330
Depreciation	7,124	358

	12,772	688

Net loss	$(4,959)	$(686)

See accompanying notes.

UNEV Pipeline, LLC

Statement of Changes in Partners’ Capital

(Unaudited)

(In Thousands)

	Sinclair	HFC	Total
Balance December 31, 2011	$99,002	$297,008	$396,010

Contributions made	3,000	9,000	12,000

Net loss	(1,240)	(3,719)	(4,959)

Balance June 30, 2012	$100,762	$302,289	$403,051

See accompanying notes.

UNEV Pipeline, LLC

Statements of Cash Flows

(Unaudited)

(In Thousands)

	Six Months Ended June 30,
	2012	2011
Cash flows from operating activities:
Net loss	$(4,959)	$(686)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	7,124	358
(Increase) decrease in current assets
Receivable from affiliates	(3,639)	(57)
Other current assets	42	—
Increase (decrease) in current liabilities
Accounts payable	(4,177)	3,528
Payable to affiliates	(677)	277
Deferred revenue	2,534	—
Other	19	—

Net cash (provided by) operating activities:	(3,733)	3,420
Cash flows from investing activity:
Acquisitions of property and equipment	(14,367)	(77,768)
Cash flows from financing activity:
Cash contributions made	15,000	79,500

Increase (decrease) in cash and cash equivalents	(3,100)	5,152
Cash and cash and equivalents at beginning of year	3,100	7,649

Cash and cash equivalents at end of year	$—	$12,801

See accompanying notes.

UNEV Pipeline, LLC

Notes to Financial Statements (Unaudited)

As of and for the six months ended

June 30, 2012

1. Organization and Nature of Business

UNEV Pipeline, LLC (“UNEV”), a Delaware limited liability company, recently completed the UNEV Pipeline, a 400 mile, 12-inch refined products pipeline from Salt Lake City, Utah to Las Vegas, Nevada, together with terminal and ethanol blending facilities in the Cedar City, Utah and North Las Vegas areas and storage facilities at the Cedar City terminal. As of December 31, 2011, a subsidiary of HollyFrontier Corporation (“HFC”) owned 75% of the pipeline with a subsidiary of Sinclair Oil Corporation (“Sinclair”) owning the remaining 25% interest. The cost of constructing this pipeline including terminals and ethanol blending and storage facilities was approximately $410 million. The pipeline was mechanically complete in November 2011, and initial start-up activities commenced in December 2011.

The financial statements included herein have been prepared without audit. The interim financial statements reflect all adjustments, which, in the opinion of management, are necessary for a fair presentation of our results for the interim periods. Such adjustments are considered to be of a normal recurring nature. Although certain notes and other information required by U.S. generally accepted accounting principles (“GAAP”) have been condensed or omitted, we believe that the disclosures in these financial statements are adequate to make the information presented not misleading. These financial statements should be read in conjunction with annual financials for the year ended December 31, 2011. Results of operations for interim periods are not necessarily indicative of the results of operations that will be realized for the year ending December 31, 2012.

In this document, the words “we”, “our”, “ours” and “us” refer to UNEV unless the context otherwise indicates.

2. Related Parties

HFC was the largest shipper on the pipeline operating under a ten-year transportation agreement as discussed in Note 4 below. Sinclair is the other shipper on the pipeline operating under a ten-year transportation agreement discussed below. All transactions with HFC and Sinclair have been labeled as affiliate transactions on the balance sheets and statements of operations.

In June 2011, a subsidiary of Holly Energy Partners L.P. (“HEP”) was appointed the operator of UNEV. We paid management fees to HEP totaling $450,000 and $75,000 for the six months ended June 30, 2012 and 2011, respectively, which are included in operating costs.

Employees who provide direct services to us are employed by Holly Logistic Services, L.L.C., a subsidiary of HFC which is the general partner of HEP’s general partner. These employees’ costs, including salaries, bonuses, payroll taxes, benefits, and other direct costs, are charged to us monthly. We paid $991,000 and $100,600 with respect to such costs for the six months ended 2012 and 2011, respectively which are included in operating costs.

UNEV Pipeline, LLC

Notes to Financial Statements (continued)

3. Properties and Equipment

	June 30, 2012	December 31, 2011
	(in thousands)	(in thousands)
Pipelines and terminals	$375,300	$229,423
Construction in progress	1,669	157,653
Land and right of way	35,110	16,755
Buildings and other	2,035	1,047

	414,114	404,878
Less accumulated depreciation	(10,662)	(3,591)

	$403,452	$401,287

4. Transportation Agreements

Effective January 1, 2012, we entered into ten-year transportation agreements with HFC and Sinclair, which ten-year term commenced on March 1, 2012, and will result in minimum annualized payments to UNEV of $15.6 million and $7.4 million, respectively.

5. Restricted Cash

The restricted cash consists of $1.0 million held in an escrow account pursuant to an agreement among UNEV, a utility services contractor and the financial institution. The escrow agreement was entered following settlement of certain claims between UNEV and the contractor regarding asset construction work. Funds will be released to UNEV or the contractor upon mutual agreement or pursuant to the determination of a court of competent jurisdiction if UNEV and the contractor are unable to reach an agreement.

6. Subsequent Event

On July 12, 2012, HEP acquired HFC’s 75% interest in UNEV. HEP paid consideration consisting of $260.0 million in cash and 1,029,900 of their common units. Under the terms of the transaction, HEP also issued to HFC equity interests in its wholly owned subsidiary that entitles HFC to an interest in HEP’s share of future UNEV profits beginning in 2015 through 2032, subject to a cap of approximately $34.0 million and certain other limitations.

We have evaluated subsequent events through September 25, 2012.